Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—February 19, 2016

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.024305 per unit, payable on March 14, 2016 to unitholders of record on February 29, 2016. The distribution primarily represents oil production during the month of November 2015 and natural gas production during October 2015.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	68,223	2,274	486,540	15,695	$40.28	$2.55
Prior Month	70,104	2,261	415,239	13,841	$45.03	$2.33

Oil cash receipts for the properties underlying the Trust totaled $2.7 million for the current month, a decrease of $0.4 million from the prior month calculation. The decrease was primarily due to an eight percent decline in NYMEX oil prices and widening differentials in the Permian Basin from October to November 2015.

Natural gas cash receipts increased $0.3 million from the prior month, totaling $1.2 million, primarily due to the inclusion of withheld revenues from one operator in the Elm Grove field of the East Texas/North Louisiana region that had been withholding revenue payments since November 2014 production in settlement of unused firm capacity reservation fees that were retroactively charged back to January 2012. The withheld revenues included in the current month calculation of $0.4 million and 86,000 Mcf relate to November 2014 production. Excluding the cash receipts and volumes associated with these properties, the average price received for natural gas would have been $2.20 per Mcf.

Total direct operating expenses, including lease operating expenses, production and ad valorem taxes, and gathering and transportation expenses, totaled $2.3 million, a decrease of $0.5 million from the prior month. The decrease in direct operating expenses is primarily due to ad valorem accrual adjustments in the current month distribution resulting from actual 2015 ad valorem taxes that were lower than anticipated. These adjustments resulted in a $0.8 million reduction to direct operating expenses in the current month calculation.

Actual capital costs incurred have continued to be less than projected, resulting in a capital adjustment during the current month calculation that increased net profits by $0.6 million. Capital expenditures incurred during the current month distribution period were $0.1 million, offset by $0.7 million of accrual reductions related to projects where actual costs incurred were less than projected.

Total direct operating expenses and capital expenditures relate to expenses incurred during December 2015.

Enduro Resource Partners, the sponsor of the Trust (“Enduro”), has established a $750,000 reserve from the current month’s net profits for approved development expenses.  The Trust, in its discretion, has also withheld $250,000 for anticipated future liabilities of the Trust.

Unused Firm Capacity Reservation Fees

As previously disclosed, one operator in the Elm Grove field of the East Texas/North Louisiana region had been withholding revenue payments since November 2014 production in settlement of unused firm capacity reservation fees that were retroactively charged back to January 2012. In September 2015, Enduro received notice from the operator that all of the unused firm capacity reservation fees for the properties underlying the Trust had been recouped. As Enduro did not receive payment on properties subject to the unused firm capacity fees, revenues and other deductions from production during the recoupment period were not included in the distribution calculations. To the extent revenues from such properties were included in previous distributions, the revenues were offset by unused firm transportation expenses.

The following table displays the amount of revenue cash receipts and unused firm capacity reservation fees included in the current month and prior months’ distribution calculations:

	Revenue Cash Receipts	Firm Capacity Reservation Fees
Declaration Date of Distribution:
February 19, 2016	$360,491	$202,737
January 19, 2016	25,033	25,033
December 18, 2015	44,066	44,066
Total	$429,590	$271,836

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly over the past year, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 12, 2015. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555